Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd. Contact: Investor Relations James Palczynski (203) 682-8229 Neal S. Nackman, Chief Financial Officer G-III Apparel Group, Ltd. (212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES FIRST QUARTER

FISCAL 2014 RESULTS

— Net Sales Increase 19% to $272.6 Million —

— Results Exceed Guidance with First Quarter Net Income Per Diluted Share of $0.05 —

— Full Year Guidance for Net Income Per Diluted Share Increased to Between $3.20 and $3.30 —

New York, New York — June 3, 2013 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the first quarter of fiscal 2014.

For the quarter ended April 30, 2013, G-III reported that net sales increased by 19% to $272.6 million from $229.4 million in the year-ago period. The Company’s net income for the first quarter was $1.1 million, or $0.05 per diluted share, compared to a net loss of $847,000, or $0.04 per share, in the prior year’s comparable period.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “Our increase in first quarter revenue was driven by a variety of businesses and by the inclusion of sales from Vilebrequin which was acquired in August 2012. We saw a strong performance across a broad range of categories, particularly with respect to a number of our Calvin Klein products, and from our growing retail operations which produced double-digit comparable store sales increases in the quarter.”

Mr. Goldfarb concluded, “Current booking activity and sell-through rates, as well as positive feedback from our retail customers on our upcoming merchandise programs, give us increased confidence in our full year outlook. As the year progresses, we expect to continue to increase penetration with respect to several of our important categories, including women’s sportswear, dresses, suits and handbags. We also are looking forward to some important brand expansions, including the launches of our Ivanka Trump collection, Calvin Klein men’s and women’s swimwear and a new line of women’s status swimwear under our Vilebrequin brand. Our strategic and diversified approach to growth encompasses multiple brands, both genders and several tiers of retail distribution.”

Outlook

The Company today revised its prior guidance for the full fiscal 2014 year ending January 31, 2014. The Company is now forecasting net sales of approximately $1.57 billion and net income between $66.3 million and $68.4 million, or a range between $3.20 and $3.30 per diluted share, compared to its previous guidance of net sales of approximately $1.55 billion and net income between $64.3 million and $66.4 million, or a range between $3.10 and $3.20 per diluted share. For the fiscal year ended January 31, 2013, net sales were $1.40 billion and net income was $56.9 million, or $2.80 per diluted share. Net income per diluted share for fiscal 2013 included the effect of expenses and integration costs, net of taxes, associated with the Vilebrequin acquisition equal to $0.12 per share.

The Company is now projecting adjusted EBITDA for fiscal 2014 to increase between 14% and 17%, to between approximately $129.5 million and $132.8 million as compared to its previous guidance of between $126.5 million and $129.5 million.

EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with U.S. GAAP. A reconciliation of GAAP net income to adjusted EBITDA is included in a table accompanying the condensed financial statements in this release.

For its second fiscal quarter ending July 31, 2013, the Company is forecasting net sales of approximately $287.0 million compared to $251.5 million in the comparable quarter last year. The Company is also forecasting net income for the second fiscal quarter between $1.1 million and $2.1 million, or between $0.06 and $0.10 per diluted share, compared to net income of $1.4 million, or $0.07 per diluted share, in last year’s second quarter. Net income per diluted share for last year’s second fiscal quarter included the effect of expenses, net of taxes, associated with the Vilebrequin acquisition equal to $0.06 per share.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, women’s suits and women’s performance wear, as well as luggage and women’s handbags, small leather goods and cold weather accessories, under licensed brands, our own brands and private label brands. G-III sells swimwear, resort wear and related accessories under our own Vilebrequin brand. G-III also sells outerwear, dresses, performance wear and handbags under our own Andrew Marc and Marc New York brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Kenneth

Cole, Cole Haan, Guess?, Tommy Hilfiger, Jones New York, Jessica Simpson, Sean John, Vince Camuto, Ivanka Trump, Nine West, Ellen Tracy, Kensie, Mac & Jac, Levi’s and Dockers brands. Through our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include G-III Sports by Carl Banks, Eliza J, Black Rivet, Jessica Howard and Winlit. G-III also operates retail stores under the Wilsons Leather, Vilebrequin, Calvin Klein Performance and Andrew Marc names.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGS: GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS AND

SELECTED BALANCE SHEET DATA

(In thousands, except per share amounts)

	First Quarter Ended April 30,
	(Unaudited)
	2013	2012
Net sales	$272,615	$229,449
Cost of sales	180,223	160,759

Gross profit	92,392	68,690
Selling, general and administrative expenses	85,828	66,614
Depreciation and amortization	3,121	2,053

Operating profit	3,443	23
Equity loss in joint venture	—	286
Interest and financing charges, net	1,777	1,104

Income (loss) before taxes	1,666	(1,367)
Income tax expense (benefit)	633	(520)

Net income (loss)	1,033	(847)
Add: Loss attributable to noncontrolling interest	85	—

Income (loss) attributable to G-III	$1,118	$(847)

Net income (loss) per common share:
Basic	$0.06	$(0.04)

Diluted	$0.05	$(0.04)

Weighted average shares outstanding:
Basic	20,161	19,860
Diluted	20,402	19,860

	At April 30,
	2013	2012
Selected Balance Sheet Data (in thousands):
Cash	$20,620	$38,336
Working Capital	276,214	291,481
Inventory	242,072	208,755
Total Assets	664,225	532,273
Short-term Revolving Debt	76,088	83,073
Long-term Notes Payable	19,231	—
Total Stockholders’ Equity	432,100	360,472

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO

FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2014	Actual Twelve Months Ended January 31, 2013

Net income	$ 66,300 - $ 68,400	$56,875

Expenses associated with Vilebrequin acquisition	—	3,970

Depreciation and amortization	13,500	9,907

Interest and financing charges, net	9,000	7,764

Income tax expense	40,700 - 41,900	35,436

Adjusted EBITDA, as defined	$129,500 - $132,800	$113,952

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes expenses and integration costs related to the acquisition of Vilebrequin. The non-GAAP information in the table above reflects an adjustment for expenses and integration costs associated with the Vilebrequin acquisition that were incurred through January 31, 2013. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.